Exhibit 99.2

Title: CatchMark (NYSE: CTT) — Growth and Dividends

June 2, 2014

Dear                     :

Following our first quarter earnings announcement, I want to take the opportunity to reach out and update you on our progress at CatchMark (NYSE: CTT).

Since last fall, when CatchMark transformed from an externally advised, non-listed public REIT into a self-managed company traded on the New York Stock Exchange, we have significantly reduced our outstanding debt, finished repositioning our timberlands to allow for an increase in future harvest cash flow, and designed an acquisition plan with the objective of enhancing future earnings from larger harvest volumes and a higher-value product mix.

The new management team and reconstituted board of directors believe CatchMark now provides a unique opportunity to invest in a public company focusing exclusively on timberlands ownership and management with the objectives of improving operational performance and producing a recurring dividend, as well as share price growth, through aggressive management and new timberland acquisitions.

Among our recent accomplishments:

•	Declared a $0.125 per share dividend to stockholders of record on August 29, 2014, payable on September 15, 2014. The recently announced dividend reflects a 14% increase over the previously declared $0.11 per share dividends payable during the first and second quarters of 2014.

•	Implemented a revised strategy to augment annual harvest volumes based on a sustainable harvest plan and establishing annual higher-and-better-use timberland sales targets. As a result, we expect to harvest 1.1 million tons from our legacy fee and leased timberlands in 2014, an increase in production volume of 20% from approximately 0.9 million tons in 2013.

•	In four separate transactions since the beginning of the year, acquired 44,500 acres of timberland in Georgia and Texas for $86 million, including the Waycross-Panola transaction, which alone will add 180,000 to 200,000 tons per year to our harvest volumes.

•	Built a pipeline for sourcing additional acquisitions to augment our holdings and meet future enhanced harvest plan targets. Our significant moves to deleverage in 2013 and enter into a new line of credit help position us to make additional acquisitions during 2014. Our credit facilities now total $240 million to finance transactions.

•	Announced an approximately 3,000-acre land sale in Georgia for about $9 million — this transaction is expected to close before year end.

As a result, we have increased our targeted 2014 adjusted EBITDA to $16 million to $17 million based on sustainable harvest volumes and scheduled land sales. We also forecast generating net income in the range of $1.0 million to $1.5 million. This guidance does not reflect the expected positive impact of any future timberland acquisitions. The continuing recovery in the U.S. housing industry should support our outlook further.

For more information about CatchMark, please go to our website at www.catchmark.com where you will find our SEC filings, news releases, and updates.

Your direct contact is: Brian Davis, Chief Financial Officer at brian.davis@catchmark.com or (855) 858-9794

All of us at CatchMark appreciate your interest in our company and we look forward to working with you in the future.

Sincerely,

Jerry Barag

Chief Executive Officer, CatchMark Timber Trust

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “should” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions in Alabama, Georgia, and Texas where our timberlands are located, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.